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                                                                    Exhibit 99.1

                    (COMMUNITY SHORES BANK CORPORATION LOGO)

      COMMUNITY SHORES BANK CORPORATION BEGINS TRADING TODAY ON THE NASDAQ
                                 SMALLCAP MARKET

MUSKEGON, Mich., February 22 -- Community Shores Bank Corporation (Nasdaq:
CSHB), Muskegon's only locally-headquartered independent community banking organization, announced that its common stock will begin trading today on the NASDAQ SmallCap Market under the symbol "CSHB." The Company's common stock was previously quoted for trading on the OTC Bulletin Board under the same symbol.

Jose Infante, Chairman and CEO, stated, "We are pleased to have met the stringent requirements for trading on the Nasdaq SmallCap Market. Since opening in 1999, our goal has been to enhance shareholder value. We believe that the improved liquidity and market visibility resulting from our move to Nasdaq will have a positive impact on our shareholders' investment in Community Shores."

About the Company

With $194 million in assets, Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from three branch offices. Community Shores Bank opened for business in January, 1999, and has achieved seventeen consecutive quarters of profitability.

Forward-Looking Statement

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify
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forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Jose A. Infante, Chairman, President and CEO, +1-231-780-1800, or jinfante@communityshores.com, or Tracey Welsh, Senior Vice President and CFO, +1-231-780-1847, or twelsh@communityshores.com, both of Community Shores Bank Corporation;

Media, Linda Margolin of Margolin & Associates, Inc., +1-216-765-0953, or Lmm@margolinIR.com